Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2017 RESULTS;

Second Quarter Net Sales of $597 Million and GAAP Diluted EPS (Loss) of $(7.11);

Adjusted EPS (Loss) of $(0.61) Excluding Non-Cash Intangible Asset Impairment Charges of $6.50;

Provides Third Quarter and Updates Annual Fiscal 2017 GAAP Guidance

__________________________________________

Richardson, TX. August 8, 2017 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended July 1, 2017. In the second quarter of fiscal 2017, the stronger U.S. dollar negatively impacted net sales by $8.3 million.  Second quarter fiscal 2017 net sales decreased 13% (12% on a constant currency basis) as compared to the second quarter of fiscal 2016.
Second Quarter Fiscal Year 2017 Revenue Summary
In the second quarter of fiscal 2017, reported worldwide net sales decreased 13% or $88.6 million as growth in connected watches was more than offset by declines in traditional watches. Declines in leathers and jewelry and changes in foreign currency also negatively impacted net sales. The following table provides a summary of net sales performance for the second quarter of fiscal 2017 compared to the second quarter of fiscal year 2016.

	Second Quarter 2017
	Reported Results (1)	Constant Currency (2)

Total Company	(13)%	(12)%
Americas	(16)%	(16)%
Europe	(10)%	(7)%
Asia	(9)%	(8)%

Watches	(9)%	(8)%
Leathers	(25)%	(24)%
Jewelry	(22)%	(20)%

(1)Includes impacts from currency.

(2)
Eliminates the effect of the stronger U.S. dollar in fiscal 2017 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

The Company reported net income (loss) for the second quarter of fiscal 2017 of $(344.7) million compared to $6.0 million for the second quarter of fiscal 2016. Diluted earnings (loss) per share were $(7.11) compared to $0.12 for the second quarter of fiscal 2016. Diluted earnings (loss) per share for the second quarter of fiscal 2017 included non-cash intangible asset impairment charges of $6.50, a restructuring charge of $0.13 per diluted share and a negative impact from changes in foreign currency of $0.08 per diluted share. The non-cash intangible asset impairment charge was triggered by the sustained compression of the Company’s market capitalization that occurred throughout most of the latter part of the second quarter of fiscal 2017.

Kosta Kartsotis, Chief Executive Officer, commented.  "With the first half of 2017 now behind us, we believe that our traction in wearables, our significant progress in our supply chain evolution and our reduction in infrastructure costs, show that we are pursuing strategies that can improve our profitability and return the company to solid growth over time. Even as we operate in a market and retail environment experiencing unprecedented disruption, we believe we are focusing on actions that can deliver solid results and returns for our shareholders over time."

Kosta Kartsotis continued, "In the second quarter, the strength of our wearables product, particularly in key brands, once again demonstrated that wearables have the ability to help mitigate the ongoing softness in the traditional watch category and ultimately, we believe, turn current headwinds into tailwinds. We remain confident that technology in wrist wear is increasingly important for many consumers and the catalyst for stabilizing and growing our watch business overtime. We have a significant number of exciting new products hitting the market over the next few months that are much improved over our current models. This next generation of wearables has increased functionality, slimmer cases, brighter screens, more brands and more robust software. We continue to believe we are in the best position to take advantage of the convergence of fashion and technology given our capabilities and portfolio of brands."

Mr. Kartsotis concluded, "Our focus remains on executing our New World Fossil restructuring efforts, advancing our wearables initiative, and stabilizing and growing our core watch business to drive long term profitable growth. Given our conviction in the positive impact these initiatives can have on our financial performance, we are also working to ensure that we have the proper capital structure needed to support our long-term financial objectives. We are taking the necessary steps to strengthen our financial position to further enable us to execute our strategies well into the future and position our business model for continued strong cash flow generation."

Operating Results
Compared to the second quarter of fiscal 2016, the impact of a stronger U.S. dollar decreased the Company’s fiscal 2017 reported net sales by $8.3 million and operating income by $4.5 million. The following discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Second quarter fiscal 2017 worldwide net sales decreased $88.6 million or (13)% and $80.3 million in constant currency (a 12% decline) compared to the second quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year.
Net sales in the Americas decreased $56.4 million or 16% and $55.0 million in constant currency (also a 16% decline) compared to the second quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year. A sales decline in the U.S. drove the decrease in the region.
Net sales in Europe decreased $21.2 million or 10% and $14.8 million in constant currency (a 7% decline) compared to the second quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Jewelry and leathers also declined compared to last fiscal year. Within the region, modest growth in Spain was more than offset by declines in the Middle East, France and the U.K.
Net sales in Asia decreased $11.0 million or 9% and $10.5 million in constant currency (an 8% decline) compared to the second quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year. Within the region, an increase in India and China was more than offset by a decline in nearly all other countries.
Global retail comps, including e-commerce sales, for the second quarter of fiscal 2017 decreased 11% compared to the second quarter of fiscal 2016 with declines in all product categories and all regions.

During the second quarter of fiscal 2017, gross margin decreased 140 basis points to 50.5%. The decrease in gross margin was primarily driven by lower retail margins due to increased promotional activity in outlets and the e-commerce channel, as well as an increased mix toward lower margin connected product. A higher level of off-price sales and the negative impact of changes in foreign currencies also contributed to the decline. Those headwinds were partially offset by margin improvement initiatives and a higher mix of international sales.
The Company’s operating expenses were $731.1 million, including $407.1 million in non-cash intangible asset impairment charges and $9.8 million of restructuring costs associated with realigning and optimizing the organizational structure as well as costs associated with store closures. Excluding those items, expenses were lower compared to the second quarter of fiscal 2016 driven by lower infrastructure costs and a reduction in store expenses.
Operating income (loss) for the second quarter of fiscal 2017 decreased to $(429.8) million, driven by non-cash intangible asset impairment charges and lower sales and gross margin.
During the fiscal 2017 second quarter, interest expense increased $5.2 million to $11.6 million and other income decreased $0.5 million to $2.0 million compared to the prior fiscal year.
The Company’s effective income tax rate in the second quarter of fiscal 2017 was 21.9% compared to 30.2% for the second quarter of fiscal 2016 due to the effect of the non-cash intangible asset impairment charges and changes in jurisdictional earnings.

Sales and Earnings Guidance
The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided a table at the end of this release which quantifies the estimated impact on its operating income margin and its diluted earnings per share related to unusual items impacting the operational results for fiscal 2017 as compared to fiscal 2016.

GAAP Guidance
For fiscal 2017, the Company now expects the following:

•	Net sales to decline in the range of a 8.5% to 4.5%

•	Operating margin in a range of (14.7)% to (12.5)%

•	Diluted earnings (loss) per share in a range of ($7.42) to ($6.62), including $6.50 of non-cash intangible asset impairment charges and $0.60 of restructuring charges

For the third quarter of fiscal 2017, the Company expects the following:

•	Net sales to decline in the range of 14.0% to 8.0%

•	Operating margin in a range of (2.7)% to 0.5%

•	Diluted earnings (loss) per share in a range of ($0.44) to ($0.11), including $0.06 of restructuring charges

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to the success of our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange

Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 550 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin
FOSSIL GROUP, Inc.        ICR, Inc.
(855) 336-7745            (203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended July 1, 2017	For the 13 Weeks Ended July 2, 2016	For the 26 Weeks Ended July 1, 2017	For the 26 Weeks Ended July 2, 2016
($ in millions, except per share data):
Net sales	$596.8	$685.4	$1,178.6	$1,345.2
Cost of sales	295.5	329.6	587.8	641.1
Gross profit	301.3	355.8	590.9	704.1
Gross margin	50.5%	51.9%	50.1%	52.3%
Operating expenses:
Selling, general and administrative expenses	314.2	340.3	622.7	674.2
Goodwill and trade name impairment	407.1	—	407.1	—
Restructuring charges	9.8	—	36.0	—
Total operating expenses	731.1	340.3	1,065.9	674.2
Total operating expenses (% of net sales)	122.5%	49.6%	90.4%	50.1%
Operating income (loss)	(429.8)	15.5	(475.0)	29.9
Operating margin	(72.0)%	2.3%	(40.3)%	2.2%
Interest expense	11.6	6.4	20.0	12.4
Other income (expense) - net	2.0	2.5	7.6	4.8
Income (loss) before income taxes	(439.4)	11.6	(487.4)	22.3
Provision for income taxes	(96.3)	3.5	(97.5)	6.8
Less: Net income attributable to noncontrolling interest	1.6	2.1	3.0	3.7
Net income (loss) attributable to Fossil Group, Inc.	$(344.7)	$6.0	$(392.9)	$11.8
Earnings (loss) per share:
Basic	$(7.11)	$0.13	$(8.12)	$0.25
Diluted	$(7.11)	$0.12	$(8.12)	$0.24
Weighted average common shares outstanding:
Basic	48.5	48.1	48.4	48.1
Diluted	48.5	48.2	48.4	48.2

Consolidated Balance Sheet Data ($ in millions):	July 1, 2017	July 2, 2016
Assets:
Cash and cash equivalents	$319.8	$231.8
Accounts receivable - net	240.4	257.1
Inventories	618.1	661.7
Other current assets	126.5	161.7
Total current assets	1,304.8	1,312.3
Property, plant and equipment - net	255.8	328.0
Goodwill	0.0	364.2
Intangible and other assets - net	215.4	222.0
Total long-term assets	471.2	914.2
Total assets	$1,776.0	$2,226.5

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$381.4	$385.4
Short-term debt	32.7	26.3
Total current liabilities	414.1	411.7
Long-term debt	613.6	708.7
Other long-term liabilities	93.5	150.6
Total long-term liabilities	707.1	859.3
Stockholders’ equity	654.8	955.5
Total liabilities and stockholders’ equity	$1,776.0	$2,226.5

Net Sales by Segment and Product Category Information

	For the 13 Weeks Ended		For the 26 Weeks Ended
($ in millions):	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Segment:
Americas	$288.8	$345.2	$566.3	$681.0
Europe	194.7	215.9	390.4	425.9
Asia	113.3	124.3	221.9	238.3
Total net sales	$596.8	$685.4	$1,178.6	$1,345.2

Product Categories:
Watches	$469.4	$517.6	$919.2	$1,014.1
Leathers	69.6	93.2	142.3	185.6
Jewelry	44.3	56.8	92.2	111.5
Other	13.5	17.8	24.9	34.0
Total net sales	$596.8	$685.4	$1,178.6	$1,345.2

Store Count Information

	July 1, 2017				July 2, 2016
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	114	112	61	287	126	124	69	319
Outlets	137	74	48	259	155	73	45	273
Full priced multi-brand	—	8	10	18	—	7	16	23
Total stores	251	194	119	564	281	204	130	615

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 26 Weeks Ended
	July 1, 2017			July 1, 2017
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$288.8	$(1.4)	$290.2	$566.3	$(2.3)	$568.6
Europe	194.7	(6.4)	201.1	390.4	(14.7)	405.1
Asia	113.3	(0.5)	113.8	221.9	0.2	221.7
Total net sales	$596.8	$(8.3)	$605.1	$1,178.6	$(16.8)	$1,195.4

Product Categories:
Watches	$469.4	$(6.1)	$475.5	$919.2	$(12.4)	$931.6
Leathers	69.6	(0.9)	70.5	142.3	(1.6)	143.9
Jewelry	$44.3	$(1.1)	$45.4	$92.2	$(2.4)	$94.6
Other	13.5	(0.2)	13.7	24.9	(0.4)	25.3
Total net sales	$596.8	$(8.3)	$605.1	$1,178.6	$(16.8)	$1,195.4

Items Impacting Comparison of Fiscal 2017 Operations to Fiscal 2016 Operations
The following table quantifies the estimated impact on the Company's operating margin and its diluted earnings (loss) per share related to non-operating currency gains and losses, operating currency changes and restructuring and non-cash intangible asset impairment charges for fiscal 2017 as compared to fiscal 2016. The table also includes the impact of higher interest expense in 2017 and reflects an adjusted tax rate to normalize for quarter to quarter fluctuations due to mix in jurisdictional earnings and / or losses and discrete items generated from changes in accounting rules. Numbers may not add due to rounding.

The Company believes that the fiscal 2016 and 2017 operating margin and diluted EPS measures are useful to investors in comparing the Company's projected financial performance year-over-year without the impact of non-operating currency gains and losses in both fiscal 2016 and 2017, operating currency headwinds between fiscal 2016 and 2017, restructuring charges in both fiscal 2016 and 2017, intangible asset impairment charges in 2017 and higher anticipated

2017 interest expenses as well as the fiscal 2016 real estate gain. The Company uses the fiscal 2016 and 2017 non-GAAP operating margin and diluted EPS measures to evaluate its operating performance year-over-year. The non-GAAP financial measures presented herein should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP.

Fiscal Year
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(12.5)%	$(6.62)	(14.7)%	$(7.42)	4.2%	$1.63
Restructuring Charges	1.6	0.60	1.6	0.60	0.9	0.37
Fiscal 2016 Real Estate Gain	—	—	—	—	(0.2)	(0.09)
Currency Impact	0.4	0.05	0.4	0.05	—	(0.11)
Incremental Interest Expense	—	0.25	—	0.25	—	—
Non-cash Intangible Asset Impairment Charge	14.0	6.50	14.7	6.50	—	—
Tax - Normalized Rate	—	0.37	—	0.37	—	—
Non-GAAP	3.5%	$1.15	2.0%	$0.35	4.9%	$1.80

Third Fiscal Quarter
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	0.5%	$(0.11)	(2.7)%	$(0.44)	4.2%	$0.36
Restructuring Charges	0.7	0.06	0.7	0.06	0.6	0.22
Fiscal 2016 Real Estate Gain	—	—	—	—	(0.2)	(0.09)
Currency Impact	0.8	0.05	0.8	0.05	—	(0.01)
Incremental Interest Expense	—	0.07	—	0.07	—	—
Non-GAAP	2.0%	$0.07	(1.2)%	$(0.26)	4.6%	$0.48

Second Fiscal Quarter
	Q2 2017 Actual		Q2 2016 Actual
	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(72.0)%	$(7.11)	2.3%	$0.12
Non-Cash Intangible Asset Impairment Charge	68.2	6.50
Restructuring Charges	1.6	0.13	—	—
Currency Impact	0.8	0.05	—	(0.03)
Incremental Interest Expense	—	0.08	—	—
Tax - Normalized Rate	—	0.12	—	—
Non-GAAP	(1.4%)	$(0.23)	2.3%	$0.09

END OF RELEASE